Exhibit 10.1

Description of the Triumph Group, Inc. Annual Cash Bonus Plan

The Triumph Group, Inc. (“Triumph”) annual cash bonus plan provides for cash bonuses payable upon the attainment of pre-established performance goals.  The annual cash bonus plan will enable Triumph to claim tax deductions for all bonuses payable under the annual cash bonus plan, including bonuses for the 2008 fiscal year and bonuses for fiscal years through 2012.  Without such annual cash bonus plan, Section 162(m) of the Internal Revenue Code of 1986, as amended, would preclude Triumph from taking a deduction for bonuses under the annual cash bonus plan paid to the Chief Executive Officer and its three most highly paid executive officers (not including the principal financial officer), to the extent each officer’s compensation that is subject to Section 162(m) exceeds $1 million.  The unavailability of this deduction would cause Triumph to pay higher Federal income taxes.

Administration.  The Triumph annual cash bonus plan is administered by the compensation and management development committee of Triumph’s Board of Directors. All of the members the compensation and management development committee satisfy the independence requirements of the listing standards of the New York Stock Exchange and Triumph’s Independence Standards and meet the definitions of “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The compensation and management development committee has the right to terminate or amend the annual cash bonus plan, without stockholder approval, at any time and for any reason.

The employees whose compensation under the annual cash bonus plan would be subject to the performance goals would be all of Triumph’s executive officers.  Employees eligible to participate in annual cash bonus plan include Triumph’s Chief Executive Officer, Triumph’s other executive officers, and other key officers of Triumph. Triumph’s directors who are not also salaried employees of us are not eligible to participate in the annual cash bonus plan.

Incentive Awards.  The compensation and management development committee will determine the terms of each incentive award made to executive officers under the annual cash bonus plan. The committee will set a range of corporate performance goals for specified performance periods within the deadlines required by the regulations under Section 162(m).  Performance is measured over Triumph’s fiscal year which ends March 31.  The payment, if any, due an executive officer pursuant to the annual cash bonus plan depends on the extent to which Triumph have achieved the corporate performance goals determined by the committee.  The payment may be in cash or in shares of Triumph common stock, under Triumph’s equity-based incentive compensation plans.  No payment under the annual cash bonus plan to any one executive officer in any fiscal year shall exceed $3.0 million.

Performance Goals.  The compensation and management development committee utilizes objective criteria to establish corporate performance goals for purposes of establishing awards under the plan.  Incentive plan awards may be based on any combination of earnings per share on a fully diluted basis, operating income, earnings before interest, taxes, depreciation and amortization (EBITDA), return on net assets, working capital, sales growth and/or internal rate of return on capital expenditures, but the compensation and management development committee intends to use earnings per share on a fully diluted basis as the principal performance goal.  The compensation and management development committee believes that earnings per share is a fair measure of performance that also focuses Triumph’s executives on the measure of perhaps greatest significance to Triumph’s stockholders, thus aligning Triumph’s executives’ interests with those of Triumph’s stockholders.

Actual performance goals may reflect absolute corporate or division or subsidiary performance or a relative comparison of Triumph’s performance to the performance of peer group companies or other external measure of the selected performance goals.  A performance goal may include or exclude items that measure specific objectives, such as the cumulative effect of changes in generally accepted accounting principles, losses resulting from discontinued operations, securities gains and losses, restructuring, merger-related and other nonrecurring costs, amortization of goodwill and other intangible assets, extraordinary gains or losses and any unusual, nonrecurring gain or loss that is separately quantified in Triumph’s financial statements.  Performance goals expressed on a per-share basis shall, in case of a recapitalization, stock dividend, stock split or reverse stock split affecting the number of outstanding shares, be mathematically adjusted by the compensation and management development committee so that the change in outstanding shares does not cause a substantive change in the applicable performance goal.  The compensation and management development committee may adjust performance goals for any other objective events or occurrences which occur during a performance period, including, but not limited to, changes in applicable tax laws or accounting principles.